EXHIBIT 99.1

CVR E NERGY D ECLARES $5.50 S PECIAL D IVIDEND
A ND A NNOUNCES A DOPTION OF Q UARTERLY D IVIDEND P OLICY
SUGAR LAND, Texas (Jan. 24, 2013) - CVR Energy, Inc. (NYSE: CVI) (“ CVR Energy ”) recently contributed its petroleum refining and related logistics assets to CVR Refining, LP (NYSE: CVRR) (“ CVR Refining ”), a newly-formed master limited partnership, and successfully completed the initial public offering of CVR Refining's common units.  CVR Energy currently retains an approximate 84% interest in CVR Refining and the new unitholders hold the remaining approximate 16%. Pursuant to its cash distribution policy, CVR Refining will make a distribution of 100% of its available cash each quarter. Estimated cash distributions for 2013 are approximately $700 million on a full year basis. As a result, under the current ownership structure, the new unitholders of CVR Refining would collectively receive approximately $115 million, generating an annualized yield of approximately 19% (based on the initial public offering price of the common units), and CVR Energy would receive approximately $585 million, in each case, for the year ending December 31, 2013. Approximately 40% of  CVR Refining's  forecasted production is hedged through 2013 at an attractive weighted average crack spread of over $26 per barrel.
In addition to its majority ownership in CVR Refining , CVR Energy owns a majority interest in CVR Partners, LP (NYSE: UAN) (“ CVR Partners ”), a nitrogen fertilizer master limited partnership. As a result of forecasted cash flows of approximately $700 million for 2013 from its interests in CVR Refining and CVR Partners , CVR Energy announced today that its Board of Directors has adopted a quarterly cash dividend policy. Subject to declaration by its Board of Directors, CVR Energy's initial quarterly dividend is expected to be $0.75 per share, or $3.00 per share on an annualized basis, which the company plans to begin paying in the second quarter of 2013. In addition, utilizing a portion of the company's cash-on-hand of approximately $725 million, the Board of Directors of CVR Energy has declared a special dividend of $5.50 per share payable on February 19, 2013, to shareholders of record at the close of business on February 5, 2013. The total amount of the special dividend payment will be approximately $480 million based on the current number of shares outstanding, leaving CVR Energy with abundant liquidity.
“Our Board's decision to adopt a quarterly dividend policy at this time underscores our commitment to returning capital to shareholders and enhancing shareholder value,” said CVR Energy Chairman Carl C. Icahn. “The policy reflects the strength of our balance sheet, our fundamental ability to generate free cash flow and our confidence in the future prospects of our business.”
Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Energy undertakes no duty to update its forward-looking statements.
The ownership information and certain financial information contained in this news release (i) do not reflect the potential exercise of the over-allotment option granted to the underwriters in CVR Refining's initial public offering, which expires on February 15, 2013, (ii) do not reflect potential future sales or issuances of CVR Refining or CVR Partners units and (iii) are calculated on a full-year basis as if the closing of CVR Refining's initial public offering occurred on January 1, 2013.
Stockholders should consult their tax advisors regarding the tax effects of the dividends to them.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own a majority of the common units representing limited partner interests of CVR Refining and CVR Partners.
For further information, please contact:
Investor Relations:
Jay Finks
CVR Energy, Inc.
281-207-3588
InvestorRelations@CVREnergy.com
Media Relations:
Angie Dasbach
CVR Energy, Inc.
913-982-0482
MediaRelations@CVREnergy.com